Exhibit 4

EXECUTION COPY

ASSET PURCHASE AGREEMENT

Dated as of

December 25, 2003

Among

VGACS ACQUISITION, INC.

And

FAO, INC.

And

FAO SCHWARZ, INC.

TABLE OF CONTENTS

1.	Definitions.

2.	Acquisition of Assets.

	2.1.	Purchase and Sale of Assets
	2.2.	Excluded Assets
	2.3.	Assumption of Specified Liabilities
	2.4.	Liabilities Generally Not Assumed
	2.5.	Purchase Price.
	2.6.	The Closing
	2.7.	Deliveries at the Initial Closing
	2.8.	Deliveries at the Final Closing
	2.9.	Prorations
	2.10.	Possession of Stores
	2.11.	Allocation of Purchase Price

3.	Representations and Warranties of the Sellers.

	3.1.	The Sellers; Subsidiaries
	3.2.	Authorization
	3.3.	Noncontravention
	3.4.	Brokers’ Fees
	3.5.	Assets.
	3.6.	All Assets Necessary to Conduct Business
	3.7.	Absence of Changes
	3.8.	Intentionally Omitted.
	3.9.	Legal and Other Compliance
	3.10.	Taxes
	3.11.	Leased Real Property
	3.12.	Intellectual Property.
	3.13.	Contracts.
	3.14.	Insurance
	3.15.	Litigation
	3.16.	Employees.
	3.17.	Employee Benefits.

4.	Representations and Warranties of the Buyer.

	4.1.	Organization of the Buyer
	4.2.	Authority for Agreement
	4.3.	Noncontravention
	4.4.	Brokers’ Fees
	4.5.	Capitalization of Buyer.

5.	Conduct and Transactions Prior to Closing.

	5.1.	Operation of Business.
	5.2.	Access and Information.
	5.3.	Notice of Developments

i

	5.4.	Bankruptcy Court Action.
	5.5.	Exclusivity
	5.6.	Good Faith
	5.7.	Public Announcements
	5.8.	Maintenance of Stores
	5.9.	Going-Concern Assurances
	5.10.	Tax Information

6.	Conditions to Obligation to Close.

	6.1.	Conditions to Obligations of the Buyer
	6.2.	Conditions to Obligations of the Sellers

7.	Confidentiality.

8.	Termination

	8.1.	Mutual Agreement
	8.2.	Certain Seller Non-Compliance
	8.3.	Certain Buyer Rights to Terminate
	8.4.	Certain Seller Rights to Terminate
	8.5.	Alternative Transaction

9.	Liabilities in the Event of Termination.

	9.1.	Sale to a Third Party; Break-Up Fee
	9.2.	Expense Reimbursement
	9.3.	Termination by Reason of Buyer Default
	9.4.	Return of Deposit

10.	Additional Obligations.

	10.1.	Further Assurances
	10.2.	Change of Corporate Name
	10.3.	Tax Cooperation
	10.4.	Certain Taxes.
	10.5.	Transfer of Certain Funds Received Post-Closing.
	10.6.	Expenses
	10.7.	Employees.

11.	Miscellaneous.

	11.1.	No Third Party Beneficiaries
	11.2.	Entire Agreement
	11.3.	Succession and Assignment
	11.4.	Amendments and Waivers
	11.5.	Severability
	11.6.	Counterparts
	11.7.	Headings
	11.8.	Notices
	11.9.	Governing Law
	11.10.	Construction
	11.11.	Incorporation of Exhibits and Schedules

11.12.	Bankruptcy Court Jurisdiction
11.13.	Survival

Exhibits

A	-	Deposit Escrow Agreement
B-1	-	Form of Assignment of Copyrights
B-2	-	Form of Assignment of Trademarks
B-3	-	Form of Assignment of Patents
B-4	-	Form of Assignment of Domain Names
B-5	-	Form of Assumption Agreement
B-6	-	Form of Limited Company Intellectual Property License
B-7	-	Form of Bill of Sale
B-8	-	Form of Assignment of Acquired Leases
C	-	Form of Approval Order
D	-	Press Release

Sections of the Disclosure Schedule

2.1(b)	-	Company Intellectual Property
2.1(c)	-	Acquired Contracts
2.1(d)	-	Acquired Leases
2.1(e)	-	Acquired Permits
2.3	-	Assumed Cure Obligation Amounts
3.1	-	The Sellers; Subsidiaries
3.3	-	Certain Consents and Notices
3.6	-	Assets Necessary to Conduct Business
3.7	-	Absence of Changes
3.9	-	Legal and Other Compliance
3.10	-	Taxes
3.12	-	Intellectual Property Disclosures
3.13	-	Contracts
3.15	-	Litigation
3.17	-	Employee Benefits
5.1(a)	-	Operation of Business

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of the 25th day of December 2003 (the “Execution Date”), by and among VGACS ACQUISITION, INC., a Delaware corporation (the “Buyer”), FAO, INC., a Delaware corporation (“FAO”), and FAO SCHWARZ, INC., a Delaware corporation (“SCHWARZ”).  FAO and Schwarz are sometimes referred to herein individually as a “Seller” and together as the “Sellers.”  The Buyer and the Sellers are collectively referred to herein as the “Parties.”

WHEREAS, the Buyer is a subsidiary of D. E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company (“Shaw”);

WHEREAS, each of the Sellers has filed a chapter 11 petition pursuant to Title 11, United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and intends to consummate the sale of the Acquired Assets (as hereinafter defined) and the other transactions as contemplated hereby as promptly as practicable as a sale authorized by the Bankruptcy Court pursuant to Section 363(b) of the Bankruptcy Code, together with the assumption and assignment of certain contracts (as hereinafter provided) pursuant to Section 365 of the Bankruptcy Code; and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.             Definitions.

“Affiliate” means “affiliate” as defined in rule 405 promulgated under the Securities Act.

“Alternative Transaction” means (a) any sale of at least 50% of the outstanding stock of either Seller by the stockholders thereof; (b) any sale by either Seller of securities representing (or convertible or exchangeable into) at least 50% of the capital stock of any Seller, after giving effect to such issuance; (c) any merger, acquisition, business combination, recapitalization, sale of substantially all of the assets, or any similar transaction or alternative to the transaction contemplated by this Agreement, involving either Seller; or (d) any sale or other transfer of all or any material portion of (x) the Company Intellectual Property, (y) the Acquired Leases or (z) the Acquired Assets.

“Business” means the business of the Sellers and their Subsidiaries under the name “FAO Schwarz,” taken together, as conducted at the Stores, through catalogs and through the Internet up to and including the Final Closing Date by the Sellers.  For the avoidance of doubt, the term “Business” does not include the business of the Sellers and their Subsidiaries conducted under the names “The Right Start” and “Zany Brainy” as conducted at the Stores, at stores that are not the Stores, through catalogues and through the Internet or any business conducted at stores operating under the name “FAO Schwarz” that are not the Stores or any other business of the Sellers that is not the Business.

“Capital Lease” means a lease of any property by any Seller as lessee, which, in accordance with GAAP, is required to be accounted for as a capital lease on the consolidated balance sheet of the Sellers and their Subsidiaries.

“Case” means, collectively, the Chapter 11 cases of each of the Sellers pending in the Bankruptcy Court and being jointly administered for procedural purposes as ZB Company, Inc., et al., Case No. (03-13672 (JBR)).

“Cash” means cash and cash equivalents calculated in accordance with GAAP.

“Cash Purchase Price” shall mean cash in an amount of $20,000,000 of which (x) $6,000,000 shall be payable at the Initial Closing, (y) $10,000,000 shall be payable at the Final Closing for the New York Acquired Lease (subject to the holdback for asbestos abatement provided for in Section 2.5(d) of this Agreement) and (z) $4,000,000 shall be payable at the Final Closing for the Las Vegas Acquired Lease.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Bid” means a bona fide offer from a Person other than the Buyer that complies with all the requirements of Section 5.5(a).

“Competing Bidder” means a Person other than the Buyer who submits a Competing Bid.

“Confidential Information” means any and all information concerning the Acquired Assets and the Assumed Liabilities other than that information which is publicly known or becomes publicly known through no fault of either of the Sellers and/or any of their Subsidiaries.

“Contractual Obligation” shall mean, with respect to each of the Sellers and/or their Subsidiaries, any contract, agreement, understanding, lease, license, concession agreement or other similar agreement for use or occupancy by Sellers or any of their Subsidiaries of space in or at any real property, commitment, undertaking, arrangement or understanding, written or oral, including any document or instrument evidencing any Indebtedness but excluding the certificate of incorporation, charter, partnership agreement, bylaws or other similar organizational document of such Person, to which or by which either Seller and/or any of its Subsidiaries is a party or otherwise subject or bound or to which or by which any property or right of a Seller and/or any of its Subsidiaries is subject or bound.

“Deposit Escrow Agent” means the escrow agent selected by the Buyer that is reasonably acceptable to the Sellers.

“Deposit Escrow Agreement” means the escrow agreement substantially in the form attached hereto as Exhibit A, with such modifications thereto as the Buyer and the Sellers shall agree.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Parties to one another together with executed counterparts of this Agreement on the Execution Date.

“Environmental Laws” means any Law relating to (a) releases or threatened release of Hazardous Substances; (b) pollution or protection of public or employee health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles.

“Guarantee” shall mean (a) any guarantee of the payment or performance of, or any Liability in respect of, any Indebtedness or other obligation of any other Person, (b) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (i) to pay the Indebtedness of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (c) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other obligations of such partnership or venture.

“Hand Over Date” means the Final Closing Date.

“Hazardous Substance” means any pollutant, contaminant or toxic or hazardous material, substance or waste, or any petroleum product or any fraction thereof.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money (including principal, accrued but unpaid interest, prepayment premiums or penalties and expenses), (b) evidenced by notes, bonds, debentures or similar instruments, (c) under or relating to letters of credit (including any obligation to reimburse the issuer thereof with respect to amounts drawn on such instruments), (d) to pay any accrued dividends or distributions (or dividends or distributions that have otherwise been declared and not yet paid) or to redeem any securities, (e) under Capital Leases and (f) in the nature of Guarantees of the obligations described in clauses (a) through (e) above of any other Person.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), and (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes) if one or more of the bases upon which such Tax may be based upon, measured by or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by or calculated with respect to, any payments or distributions (other than wages) , in the case of both clauses (i), (ii) and (iii) including any interest, penalties thereon and additions thereto.

“Intellectual Property” means all of the following:  (i) trademarks and service marks, logos, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites; (vii) all rights under agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“Knowledge of the Sellers” or “Sellers’ Knowledge” means the knowledge of each chief executive officer, chief financial officer, principal accounting officer, general counsel and each other officer with a title of senior vice president or higher and each director of any Seller or any of their Subsidiaries, including, in the case of any representation or warranty herein, knowledge that would have been obtained from reasonable inquiry by each such person.

“Las Vegas Acquired Lease” means the Acquired Lease for the FAO Schwarz store located at The Forum Shops mall in Las Vegas, Nevada, as more particularly described in Section 2.1(d) to the Disclosure Schedule.

“Laws” means all statutes, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, constitutions, ordinances or treaties, whether legislatively, judicially, administratively or otherwise promulgated, of any federal, state, regional, local, municipal and foreign, international, or multinational government or administration and related agencies.

“Liability” means any liability or obligation whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due, including any liability for Taxes or other liability arising out of applicable Law.

“Lien” means any mortgage, pledge, lien, security interest, charge, lien for Taxes (other than liens for Taxes not yet due and payable), equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement, transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Material Adverse Effect” means any material adverse effect on either (i) the condition (financial or otherwise), properties, assets, prospects, operations or results of the Business, the Acquired Assets or the Assumed Liabilities, or (ii) the ability of the Sellers to transfer to the Buyer, and the Buyer to acquire, rights in the Acquired Assets, as contemplated hereby.

“New York Acquired Lease” means the Acquired Lease for the FAO Schwarz store located at 767 Fifth Avenue, New York, New York (the “New York Store”), as more particularly described in Section 2.1(d) to the Disclosure Schedule.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Liens” means (i) any easements, covenants, landlord’s liens, rights-of-way and other encumbrances or restrictions with respect to real property which do not, individually or in the aggregate, materially detract from the value or impair the present use or operation of, or access to, the property subject thereto, or materially impair the operations of the Business, and (ii) deposits under worker’s compensation, unemployment insurance and social security laws to the extent required by applicable Laws and to the extent not related to any Retained Liability.  Notwithstanding the above, in no event shall any Sublease be deemed a Permitted Lien.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Related Group” means a group of entities (whether or not incorporated) that would now be, or would have in the past been, considered as a single employer with the Seller and/or any of its Subsidiaries under Section 4001(b)(1) of ERISA or sections 414(b), (c), (m) or (o) of the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Transaction Expenses” means any and all third-party fees, costs and expenses incurred in connection with this Agreement, the making or performance of this Agreement, the transactions contemplated hereby or the Case by the Sellers (whether incurred prior to or after the Execution Date up to and including the Closing Date), including, without limitation, (x) any and all amounts payable to counsel for the Sellers, any counsel or adviser to any official committee, trustee or examiner or to any unofficial committee or creditor in connection with such matters, and (y) any fees, costs or expenses incurred in connection with the consideration or negotiation of any Alternative Transaction.

“Stores” means the FAO Schwarz stores located at 767 Fifth Avenue, New York, New York and at The Forum Shops at Caesars mall, which is adjacent to Caesars Palace on the Las Vegas Strip in Las Vegas, Nevada.

“Subsidiary” means (i) any corporation with respect to which a specified Person (or a Subsidiary thereof), directly or indirectly, owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, (ii) any general partnership, limited liability company, joint venture or similar Person, at least a majority of whose outstanding partnership or similar interests shall at the time be owned, directly or indirectly, by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner.

“Subleases” mean any subleases, license agreements, concession agreements and other similar agreements for use or occupancy of space in or at any of the Stores, provided, however, that the Acquired Leases shall not be deemed to be Subleases.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, including without limitation net or gross income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, social security, unemployment, disability, real property, personal property, ad valorem, occupation, premium, capital stock, profits, value added, custom duties, registration and alternative or add-on minimum, estimated or other tax, fees, assessment or other charges, including any interest, penalties or additions thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between the Buyer and the Seller at the Initial Closing Date, in a mutually agreed upon form pursuant to which Sellers shall use commercially reasonable efforts to provide information technology, point-of-sale and computer support and services; and human resources services to the Buyer on an as-needed and as-requested basis to the extent Sellers retain the ability to provide such services.  The Buyer may terminate the Transition Services Agreement at any time.  The Sellers may terminate the Transition Services Agreement as, and to the extent, they no longer have the ability reasonably to provide such services as they wind down their business.  The Transition Services Agreement will provide that the Buyer pay the Sellers (or any successor-in-interest) the Sellers’ out-of-pocket, actual costs (including salary, wages and other allocated costs) for the services provided under the Transition Services Agreement.

In addition, the definitions to the following terms can be found in the sections indicated below:

“Abatement Work”	Section 2.5(d)
“Acquired Assets”	Section 2.1
“Acquired Contracts”	Section 2.1(c)
“Acquired Leases”	Section 2.1(d)
“Acquired Permits”	Section 2.1(e)
“Affidavits of Service”	Section 6.1(g)
“Agreement”	preamble
“Approval Hearing”	Section 5.4(a)
“Approval Order”	Section 5.4(b)
“Asbestos Abatement Escrowed Funds”	Section 2.5(d)
“Assignment of Copyrights”	Section 2.7(b)
“Assignment of Acquired Leases”	Section 2.8(b)
“Assignment of Domain Names”	Section 2.7(b)
“Assignment of Patents”:	Section 2.7(b)
“Assignment of Trademarks”	Section 2.7(b)
“Assumed Liabilities”	Section 2.3

“Assumption Agreement”	Section 2.7(c)
“Auction”	Section 5.4(a)
“Bankruptcy Code”	recitals
“Bankruptcy Court”	recitals
“Break-Up Fee”	Section 9.1
“Business Employee”	Section 10.7(a)
“Buyer”	preamble
“Buyer Default Termination”	Section 8.4
“Closing”	Section 2.6
“Company Intellectual Property”	Section 3.12(a)
“Deposit”	Section 2.5(b)
“Designated Business Employees”	Section 10.7(a)
“Employee Benefit Plan”	Section 3.17(a)
“Excluded Assets”	Section 2.2
“Execution Date”	preamble
“Expense Reimbursement”	Section 9.2
“Expense Termination Events”	Section 9.2
“Final Closing”	Section 2.6
“Final Closing Date”	Section 2.6
“Initial Closing”	Section 2.6
“Initial Closing Date”	Section 2.6
“Leasehold Improvements”	Section 2.1(k)
“Licenses”	Section 3.12(c)
“Listed Intellectual Property”	Section 3.12(b)
“Parties”	preamble
“Procedure Order”	Section 5.4(a)
“Purchase Price”	Section 2.5(a)
“Retained Liabilities”	Section 2.4
“Sale Motion”	Section 5.4(b)
“Sale Procedure Motion”	Section 5.4(a)
“Seller”	preamble
“Seller Bring-Down Certificate”	Section 6.1(j)
“Sellers”	preamble
“Seller Plan”	Section 3.17(a)
“Specified Buyer Termination”	Section 9.2
“Transferred Employees”	Section 10.7(b)
“Welfare Plan”	Section 3.17(a)
“Welfare Type Plan”	Section 10.7(f)

2.             Acquisition of Assets.

2.1.          Purchase and Sale of Assets.  Upon the terms and subject to the conditions contained herein, at the Closing the Sellers will sell, assign, transfer, convey and deliver to the Buyer or its designee, and the Buyer shall purchase (or shall cause to be purchased) from the Sellers and their Subsidiaries all right, title and interest of Sellers and their Subsidiaries in and to the Acquired Assets (as hereinafter defined) on the Execution Date, free and clear of any Lien of any kind whatsoever other than a Permitted Lien and except for Assumed Liabilities as and to the extent expressly provided in this Agreement, in exchange for (i) the Buyer’s payment of the Cash Purchase Price (as set forth in Section 2.5), and (ii) the Buyer’s assumption of the Assumed Liabilities (as defined in Section 2.3).  As used in this Agreement, the term “Acquired Assets” shall mean:

(a)           all the business, properties, assets, goodwill and rights of the Sellers and their Subsidiaries of whatever kind and nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of any of the Sellers and their Subsidiaries in the operation of the Business, including:

(i)            All tangible personal property owned by any of the Sellers or any of their Subsidiaries wherever located that is used or licensed, intended to be used, licensed or sold, or held for use, license or sale by or on behalf of any of the Sellers or any of their Subsidiaries, including, without limitation, all machinery, equipment, computers, servers, cash registers, supplies, works in progress, finished goods, furniture, costumes and automobiles owned by any of the Sellers or any of their Subsidiaries, whether such tangible personal property is then held by any of the Sellers or their Subsidiaries, is in transit or is in the possession of a subcontractor, licensee, consignee, agent or other Person; and

(ii)           All other assets of any of the Sellers or their Subsidiaries necessary for the Buyer to enjoy the full use of the Acquired Assets;

(b)           All Company Intellectual Property, including, without limitation, all Company Intellectual Property described in Section 2.1(b) of the Disclosure Schedule and any Licenses which the Buyer elects to assume before the Initial Closing Date;

(c)           Those Contractual Obligations described in Section 2.1(c) of the Disclosure Schedule and any Contractual Obligations which the Buyer elects on or before January 12, 2004 to assume (collectively, the “Acquired Contracts”) (For purposes of clarification, none of the Acquired Leases shall constitute, or be deemed to constitute, an Acquired Contract.);

(d)           The leaseholds to the Stores pursuant to the real property leases listed on Section 2.1(d) of the Disclosure Schedule (collectively, the “Acquired Leases”), in each case, from and after the applicable Final Closing Date;

(e)           All governmental licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises used or useful in connection with the operation of the Stores and any and all pending applications relating to any of the foregoing, including those listed and described in Section 2.1(e) of the Disclosure Schedule, (collectively, the “Acquired Permits”);

(f)            All confidentiality agreements pursuant to which any third party has agreed not to disclose any Confidential Information pertaining to the Business, the Acquired Assets or the Assumed Liabilities, to the extent that such rights can be severed from Sellers’ rights under such agreements with respect to any other matters;

(g)           Other than as described in Section 2.2(i), all business and financial records, books, ledgers, files, plans, documents, correspondence, lists (including all customer, distributor, supplier and mailing lists), drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records, whether written or electronically stored or however otherwise recorded, maintained or stored (including in each case all copies thereof and all rights in and to the information contained therein) pertaining to the Business, the Acquired Assets or the Assumed Liabilities;

(h)           All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, defenses, affirmative defenses, rights of defense, and rights of recoupment of any of the Sellers pertaining to the Business, the Acquired Assets or the Assumed Liabilities, but excluding avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of the Sellers under Chapter 5 of the Bankruptcy Code;

(i)            All rights of any of the Sellers and their Subsidiaries to and in respect of any telephone numbers pertaining to the Business or the Acquired Assets;

(j)            All goodwill and other assets of the Sellers and their Subsidiaries of every kind and description, tangible or intangible, pertaining to or used in the Business, the Acquired Assets or the Assumed Liabilities; and

(k)           All leasehold improvements, fixtures, trade fixtures and signage located at the Stores on the Execution Date (collectively, the “Leasehold Improvements”).

Notwithstanding anything to the contrary in this Section 2.1, none of the foregoing property or assets described in this Section 2.1 shall include any Excluded Assets.  In addition, at any time prior to the applicable Closing Date, the Buyer, in its sole discretion, may remove any Acquired Contract, Acquired Permit or License from the Acquired Assets being purchased and assigned to the Buyer hereunder.

2.2.          Excluded Assets.  There shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer or its designee hereunder and, to the extent in existence on the Closing Date, there shall be retained by the Sellers, all assets, properties and rights other than the Acquired Assets (collectively, the “Excluded Assets”), including, without limitation:

(a)           All rights of the Sellers under this Agreement or any other agreement entered into pursuant hereto;

(b)           Any leased assets included within the definition of Acquired Assets if the Buyer does not assume the Seller’s lease obligations with respect to such assets;

(c)           Any cash or cash equivalents and all bank accounts of the Sellers and their Subsidiaries;

(d)           Any capital stock, securities or other interests held by any Seller in any Subsidiary or any other Person;

(e)           Any assets of any Seller Plan;

(f)            All inventory of the Sellers;

(g)           All rights of the Sellers under any real property leases (other than the Acquired Leases);

(h)           All rights of the Sellers in, under, and with respect to the insurance policies, contracts and coverages obtained by any of the Sellers or listing any of them as an insured party, a beneficiary or loss payee;

(i)            All rights of any of the Sellers under any Contractual Obligation (other than Licenses, Acquired Leases, Acquired Permits, Acquired Contracts, and confidentiality agreements acquired by the Buyer pursuant to Section 2.1(f) hereof);

(j)            All corporate seals, minute books, charter documents, corporate stock record books, registers of other securities, copies of original tax and financial records (the originals of which will be delivered to the Buyer as part of the Acquired Assets), and such other books and records as pertain only to the organization, existence, share capitalization or debt financing of the Sellers; and

(k)           All losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes which constitute Retained Liabilities.

2.3.          Assumption of Specified Liabilities.  On the terms and subject to the conditions set forth herein, the Buyer will assume effective as of the applicable Closing, and thereafter will pay, perform and discharge in accordance with their terms (as the same may be modified in connection with the Case), as and when due, the Assumed Liabilities.  As used herein, the term “Assumed Liabilities” shall mean only (a) the payment and performance obligations of the Sellers arising from and after (i) the Initial Closing Date under the Licenses, and (ii) the Final Closing Date under the Acquired Leases, Acquired Permits and Acquired Contracts assumed on such Final Closing Date and (b) the cure obligations of the Sellers under the Acquired Contracts up to the amounts specified in Section 2.3 of the Disclosure Schedules.

2.4.          Liabilities Generally Not Assumed.  The Buyer will not assume or perform, and the Sellers hereby agree to retain, pay, perform and discharge in accordance with their terms (as the same may be modified in connection with the Case), as and when due, any and all Liabilities of the Sellers and their Subsidiaries that are not Assumed Liabilities, of whatever kind or nature (collectively, the “Retained Liabilities”), including, without limitation:

(a)           Any Liability, of whatever kind or nature, associated with, relating to or arising from the operation of the Business by the Sellers or the Acquired Assets that is not an Assumed Liability, including without limitation, any liability relating to any matter referred to in Section 3.12(a) of the Disclosure Schedule;

(b)           Except as provided in Section 2.3 with respect to the cure obligations referred to therein, all obligations of the Sellers under Acquired Contracts arising prior to the Final Closing Date applicable to such Acquired Contracts and which are to be performed thereunder prior to the Closing Date;

(c)           Cure obligations and all other obligations of the Sellers under each Acquired Lease arising prior to the Final Closing Date applicable to such Acquired Lease and which are to be performed thereunder prior to the Final Closing Date applicable to such Acquired Lease;

(d)           Any Liability of any of the Sellers for any Seller Transaction Expenses;

(e)           Any Liability of any of the Sellers under this Agreement and any agreement entered into pursuant hereto;

(f)            Any Liability of any Seller for claims arising from the recovery of property under Bankruptcy Code sections 522, 545, 547, 548, 550, and 553;

(g)           Any Liability of any Seller to any Competing Bidder arising from or with respect to any Competing Bid;

(h)           Any Liability related to (i) Income Taxes of any of the Sellers; (ii) Taxes attributable to the transfer of Assets pursuant to this Agreement; (iii) all other Taxes attributable to periods ending on or prior to the Closing Date; and (iv) Taxes of any other Person pursuant to an agreement or otherwise; and

(i)            Any Liability arising under or relating to any Employee Benefit Plan, or any Liability with respect to Business Employees, as set forth in Section 10.7.

2.5.          Purchase Price.

(a)           The aggregate transaction consideration (the “Purchase Price”) to be paid by the Buyer to the Sellers in respect of the purchase and sale of the Acquired Assets hereunder shall consist of (i) the Cash Purchase Price, which will be paid in cash as provided in this Section 2.5, and (ii) the Buyer’s assumption of the Assumed Liabilities.

(b)           On the Execution Date, the Buyer shall cause to be deposited with the Deposit Escrow Agent $6,000,000 (together with the amount delivered to the Deposit Escrow Agent pursuant to Section 2.5(c), the “Deposit”), in accordance with the Deposit Escrow Agreement and in connection with such deposit the Deposit Escrow Agreement shall be executed by the parties thereto.  The Parties hereby expressly acknowledge and agree that the Deposit shall be considered for all purposes hereunder as a deposit made by the Buyer.

(c)           At the Initial Closing, the Buyer will pay to the Sellers an amount equal to $6,000,000 which shall be paid, at the option of the Buyer, by or at the direction of the Buyer or by transfer of such amount from the Deposit.  At the Initial Closing, the Buyer shall cause to be deposited with the Deposit Escrow Agent cash in an amount sufficient to cause the Deposit to equal $14,000,000 immediately following the Initial Closing.

(d)           At the Final Closing for the New York Acquired Lease, (i) the Buyer will pay to the Sellers the sum of $9,600,000, which shall be paid by transfer of such amount from the Deposit, and (ii) the sum of $400,000 (the “Asbestos Abatement Escrowed Funds”) shall remain with the Deposit Escrow Agent to be applied against one-half (1/2) of the cost for the removal, disposal and/or other abatement of asbestos and asbestos-containing materials at the New York Store (the “Abatement Work”).  From time to time (but in no event more than once every calendar month), upon Buyer’s delivery to the Deposit Escrow Agent of (y) a certification that all or any portion of the Abatement Work has been completed, and (z) copies of the invoices received by Buyer in respect of the Abatement Work (or such portion thereof described in the certification), the Deposit Escrow Agent shall release from the Asbestos Abatement Escrowed Funds to Buyer an amount equal to one-half (1/2) of the cost of the Abatement Work (or such portion thereof), as such cost is evidenced by the invoices described in (z); provided, however, that in no event shall Buyer be entitled to receive from Sellers and the Deposit Escrow Agent more than $400,000, in the aggregate, in respect of the Abatement Work.  If as of the first (1st) anniversary of the Final Closing Date for the New York Acquired Lease, there remains with the Deposit Escrow Agent any amount of the Asbestos Abatement Escrowed Funds, the Deposit Escrow Agent shall deliver such amount to Sellers and Sellers shall have no further obligations to Buyer with respect to the cost of the Abatement Work.

(e)           At the Final Closing for the Las Vegas Acquired Lease, the Buyer will pay to the Sellers the sum of $4,000,000, which shall be paid by transfer of such amount from the Deposit.

2.6.          The Closing.  The closing of the transactions contemplated by this Agreement shall take place at the offices of Willkie Farr & Gallagher LLP in New York, New York or at such other place as the Parties may mutually determine.  The closing shall occur in stages.  The initial closing (the “Initial Closing”) shall occur as soon as reasonably possible after due satisfaction or waiver in writing of the last to be so satisfied or waived of all of the conditions to the Initial Closing set forth in Sections 6.1 and 6.2 (other than those conditions to be satisfied at the Initial Closing) (the date upon which the Initial Closing actually occurs being referred to herein as the “Initial Closing Date”).  At the Initial Closing, the Buyer will purchase the Company Intellectual Property.  The consummation of the sale and assignment of an Acquired Lease, together with all Leasehold Improvements located at the applicable Store (with respect to such Acquired Lease, the “Final Closing”) shall occur within five (5) business days following (i) receipt of written notice to Buyer from Sellers that Sellers desire to effect the assignment of such Acquired Lease, which date shall not be later than March 15, 2004, and (ii) due satisfaction or waiver in writing of the last to be satisfied or waived of all the conditions to Final Closing applicable to such Acquired Lease set forth in Sections 6.1 and 6.2 (other than those conditions to be satisfied at the Final Closing for such Acquired Lease) (the date upon which the Final Closing for an Acquired Lease actually occurs being referred to herein as the “Final Closing Date”).  All Acquired Assets which are not dedicated solely to one of the Stores shall be sold and assigned at the first Final Closing to occur.  (The Initial Closing and the Final Closing are some times referred to herein individually as “Closing” and together as the “Closings.”)

2.7.          Deliveries at the Initial Closing.  At the Initial Closing:

(a)           The Seller and its Subsidiaries will deliver to the Buyer the various certificates, instruments and documents required of each of them under Section 6.1 (including the consents described in Section 6.1(d));

(b)           The Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer: (i) an assignment of copyrights substantially in the form attached hereto as Exhibit B-1 (the “Assignment of Copyrights”); (ii) an assignment of trademarks, substantially in the form attached hereto as Exhibit B-2 (the “Assignment of Trademarks”); (iii) an assignment of patents substantially in the form attached hereto as Exhibit B-3; (the “Assignment of Patents”); (iv) an assignment of domain names substantially in the form attached hereto as Exhibit B-4 (the “Assignment of Domain Names”); (v) a Transition Services Agreement; and (vi) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request to transfer the Company Intellectual Property;

(c)           The Buyer will deliver to the Sellers the various certificates, instruments and documents required under Section 6.2 and the Sellers and the Buyer will execute, acknowledge (if appropriate), and deliver an Assumption Agreement substantially in the form attached hereto as Exhibit B-5 (the “Assumption Agreement”) with respect to the Licenses;

(d)           The Buyer and the Sellers will cause the delivery of the consideration as provided in Section 2.5(c);

(e)           The Sellers shall put the Buyer in possession of the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens and except for Assumed Liabilities as and to the extent expressly provided in this Agreement); and

(f)            The Buyer will execute and deliver to the Sellers a limited, non-transferable (except to agents of Sellers) license of the Company Intellectual Property owned by the Sellers and a sublicense of the Company Intellectual Property licensed by the Sellers, provided that the Sellers shall have obtained on terms satisfactory to the Buyer any approvals, consents or authorizations required from the licensor of any of the Company Intellectual Property being sublicensed to Sellers and the stores that are not Stores but are operating under the name “FAO Schwarz” on the Execution Date.  This license and sublicense shall be solely for the purpose of selling the inventory at each Store for the period extending from the Initial Closing Date through the Final Closing Date applicable to such Store and at other FAO Schwarz stores through a date not later than March 30, 2004, and shall be substantially in the form attached hereto as Exhibit B-6.

2.8.          Deliveries at the Final Closing.  At each Final Closing:

(a)           The Seller and its Subsidiaries will deliver to the Buyer the various certificates, instruments and documents required of each of them under Section 6.1 (including the consents described in Section 6.1(d));

(b)           Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer: (i) the bill of sale substantially in the form attached hereto as Exhibit B-7, which includes a power of attorney with respect to the Acquired Assets sold at such Final Closing; (ii) an assignment and assumption of lease agreements with respect to the Acquired Leases and Leasehold Improvements in the form attached hereto as Exhibit B-8 (the “Assignment of Acquired Leases”); (iii) any applicable local or state transfer tax forms and (iv) such other instruments of sale, transfer, conveyance, and assignment related to the applicable Acquired Assets as the Buyer and its counsel may reasonably request;

(c)           The Buyer will deliver to the Sellers the various certificates, instruments and documents required under Section 6.2 and the Sellers and the Buyer will execute, acknowledge (if appropriate), and deliver an Assumption Agreement with respect to the Acquired Contracts and Acquired Permits acquired at such Final Closing;

(d)           Buyer will deliver or cause the delivery of the consideration as provided in Section 2.5(d) or 2.5(e), as applicable;

(e)           Sellers will deliver (i) all lease files for the applicable Store, and (ii) keys for such Store, the combination of any safes located in such Store and the access codes for any electronic security system located at such Store; and

(f)            Sellers shall put Buyer in possession of the applicable Store and Leasehold Improvements free and clear of all Liens (other than Permitted Liens and except for Assumed Liabilities as and to the extent expressly provided in this Agreement).

2.9.          Prorations.  Notwithstanding anything to the contrary contained in this Agreement, all rent, additional rent, real estate taxes, common area maintenance and other charges, insurance obligations and utility charges payable under the Acquired Leases shall be prorated as of the Final Closing Date for each Acquired Lease.  Sellers agree to prorate real estate taxes and assessments based on when such taxes and assessments accrue, notwithstanding when such taxes and assessments become a lien on the premises leased by an Acquired Leases.  All percentage rent based on sales payable under an Acquired Lease for the fiscal period in which the Final Closing Date for such Acquired Lease occurs shall be the responsibility of the Sellers, provided, however, if Buyer opens for business from the applicable Store in the fiscal period in which the percentage rent is calculated, then percentage rent based on sales shall be prorated based upon the ratio that sales made at such Store for which percentage rents are calculated prior to the applicable Final Closing Date bears to the aggregate sales made for the relevant fiscal period for which percentage rents are computed.  The Sellers shall reasonably cooperate with Buyer in providing documents required under the Acquired Leases in order to comply with percentage rent reporting requirements.  The Sellers and Buyer agree to adjust between themselves after the applicable Final Closing any errors, reconciliations, or omissions in the prorations or adjustment set forth in the closing statements and any other prorations or adjustment made pursuant to this Agreement.  Notwithstanding anything contained herein to the contrary, such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested within ninety (90) days after such time as all necessary information is available to make a complete and accurate determination of such apportionments.

2.10.        Possession of Stores.  Prior to each Final Closing Date, Seller shall remove all personal property located at applicable Store (other than any Acquired Assets that are located at such Store) and otherwise clean-up following any store closing sale.  On each Final Closing Date, Seller shall deliver to Buyer possession of the applicable Store vacant and “broom clean,” other than the Leasehold Improvements and any other Acquired Assets that are located at such Store, and free of any tenancy or possessory rights of any Person under any Sublease.

2.11.        Allocation of Purchase Price.  Sellers and Buyer agree that they shall negotiate in good faith to enter into an agreement on or prior to the Closing Date concerning the allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets (any agreed allocation hereinafter referred to as the “Allocation”).  If Buyer and Sellers do not so agree,  Buyer shall deliver to Sellers an allocation of the Purchase Price and Assumed Liabilities among the Acquired Assets based on an appraisal obtained by Buyer (“Buyer’s Appraisal”).  Sellers shall accept and agree to the allocation unless such allocation is manifestly unreasonable, in which case Sellers shall deliver written notice to Buyer within ten days after Sellers’ receipt of Buyer’s Appraisal.  If Sellers so object to the allocation based upon Buyer’s Appraisal, Seller and Buyer shall prepare separate allocations of the Purchase Price and Assumed Liabilities among the Acquired Assets and submit such separate allocations to arbitration by a firm of nationally recognized public accountants.  The Allocation determined by Buyer’s Appraisal or arbitration as provided in this Section 2.11 shall be binding on each of the Sellers and Buyer and Sellers and Buyer agree to act in accordance with the Allocation, in any Tax Returns or similar filings, including without limitation, in filing Form 8594 or any other forms required under Section 1060 of the Code and the regulations thereunder; provided, however, that such allocation of the Purchase Price will not be binding upon the Sellers’ creditors or other parties in interest in any proceeding under Chapter 11 of the Bankruptcy Code and will not have precedential value with respect to any allocations of value contained in a plan or plans under Chapter 11 of the Bankruptcy Code involving the Sellers.  All fees and expenses relating to the Buyer’s Appraisal shall be borne equally by the parties.

3.             Representations and Warranties of the Sellers.

The Sellers jointly and severally represent and warrant to the Buyer, in each case except as set forth in the subsection and paragraph of the Disclosure Schedule corresponding to such subsection or paragraph of this Section 3, as follows:

3.1.          The Sellers; Subsidiaries.  Each of the Sellers is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware.  All of the Sellers’ Subsidiaries are listed in Section 3.1 of the Disclosure Schedule and, except as otherwise noted, all such Subsidiaries are wholly owned.  Each of the Sellers and each of their Subsidiaries are qualified to do business and are in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it, in each case, in connection with the Business, make such qualification necessary or appropriate, except for any failure to be so qualified that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Sellers each of their Subsidiaries has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the Business and to own and use the properties owned and used by it, in each case, in connection with the Business, except where any failure to have such power, authority or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Seller has delivered to the Buyer correct and complete copies of its charter and bylaws (each as amended to date).  Neither of the Sellers is in default under or in violation of any provision of its charter, bylaws or any other similar governing or organizational documents.

3.2.          Authorization.  Each of the Sellers has the power and authority to execute and deliver this Agreement and, subject to obtaining the Approval Order, to perform its obligations hereunder.  This Agreement has been duly executed and delivered by each of the Sellers and constitutes, subject to obtaining the Approval Order in order to consummate the Closing, the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms and conditions.

3.3.          Noncontravention.   Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2), will (i) violate any Law to which either Seller and/or any of its Subsidiaries or any of their respective property is subject, (ii) violate any provision of the charter or bylaws or any other similar governing or organizational documents of the Seller and/or any of its Subsidiaries, or (iii) subject to obtaining the Approval Order, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent (other than notices and consents specified in Section 3.3 of the Disclosure Schedule) under any Contractual Obligation to which either of the Sellers or any of their Subsidiaries is subject or by which any of them is bound or to which any of the Acquired Assets is subject, including any Contractual Obligations that are not Acquired Contracts or Acquired Leases, (or result in the imposition of any Lien upon any of the Acquired Assets), except for such conflicts, breaches, defaults, accelerations or such rights to accelerate, terminate, modify or cancel, or any failure to observe any such notice or consent requirements which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Other than in connection or in compliance with the provisions of the Procedure Order and the Approval Order, or as set forth in Section 3.3 of the Disclosure Schedule, neither Seller nor any of their Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, waiver or approval of, any government or governmental agency in order for such Persons to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2).

3.4.          Brokers’ Fees.  Neither of the Sellers nor any of their Affiliates has any Liability to pay any fees or commissions to any broker, finder, investment bank, financial adviser or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any of its Affiliates is or could become liable or obligated.

3.5.          Assets.

(a)           The Sellers and their Subsidiaries have good and valid title to or (in the case of property held under lease or other Contractual Obligation) a valid and subsisting leasehold interest in or a legal, valid and enforceable license or right to use, and, upon obtaining the Approval Order and subject to the terms and conditions thereof, the power and authority to sell, transfer and assign to the Buyer (or its designee) all of the right, title and interest in the Acquired Assets owned by each of them, free and clear of all Liens, other than Permitted Liens.

(b)           The buildings, real property, improvements, machinery, equipment and other tangible assets included in the Acquired Assets are, in the aggregate, free from material defects.

3.6.          All Assets Necessary to Conduct Business.  Except as described in Section 3.6 of the Disclosure Schedule, the Acquired Assets comprise all of the material assets, properties and rights of every type and description, real, personal, tangible and intangible (other than the Excluded Assets) held or used by the Sellers in and necessary to, the Business as historically conducted.

3.7.          Absence of Changes.  Taking into account the Sellers’ status as debtors in possession under the Bankruptcy Code and matters reflected in the docket for the Case, since April 23, 2003, except as contemplated by this Agreement or as set forth in Section 3.7 of the Disclosure Schedule, the Business has been operated consistent with an inventory liquidation, and there has not been:

(a)           Any sale, lease, transfer or assignment of any of the material assets, tangible or intangible, of any Seller and/or its Subsidiaries and used in connection with the Business (other than sales of inventory); or

(b)           Any damage, impairment, destruction or loss of any material assets, tangible or intangible, of any Seller and/or its Subsidiaries and used in the Business.

3.8.          Intentionally Omitted.

3.9.          Legal and Other Compliance.  Except as set forth in Section 3.9 of the Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply which, individually or in the aggregate, assuming entry of the Approval Order, has had or would be reasonably expected to have a Material Adverse Effect.  Neither the ownership nor use of any Acquired Assets nor the conduct of the Business conflicts with the rights of any other Person, or violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any of their charters or bylaws, or the rights of any holder of any Lien on the Acquired Assets or Acquired Contract, or any Law by which any of the Sellers and/or any of their Subsidiaries may be bound or affected, except where any such conflict or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  For purposes of this Section 3.9, the term “Laws” shall not include any Environmental Laws.

3.10.        Taxes.  Except as set forth in Section 3.10 of the Disclosure Schedule:

(a)           To the Knowledge of the Sellers, with respect to all taxable periods or portions thereof ending on or before the Final Closing Date, each of the Sellers has complied in all material respects with all applicable Tax laws and agreements and, except as may not have been permitted by the Bankruptcy Court, has fully paid all material Taxes (whether or not shown on any Tax Return) due and payable by Sellers on or before the Final Closing Date to any governmental authority or others and after giving effect to the Sale Order, no Tax Liens (i) will attach to the Acquired Assets after the Closing or (ii) are currently attached to the Acquired Assets and will be attached to the Acquired Assets after the Closing.  To the Sellers’ Knowledge, no claim has ever been made by an authority in a jurisdiction where any Seller and/or any of its Subsidiaries do not file Tax Returns with respect to Taxes that a Seller and/or any of its Subsidiaries may be subject to taxation by that jurisdiction.  To the Knowledge of the Sellers, there are no Liens (other than Permitted Liens and Liens that will be removed or discharged by order of the Bankruptcy Court on or before the Closing) on any of the Acquired Assets of any of the Sellers and/or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax.

(b)           Except as may not have been permitted by the Bankruptcy Court, the Sellers and each of their Subsidiaries have withheld and paid all Taxes required to have been withheld and paid on or prior to the Closing Date in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all Forms W-2 and 1099 required to be filed before the Final Closing Date with respect to such amounts have been filed.

(c)           To the Knowledge of the Sellers, there is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of any of the Sellers and/or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any Seller and/or any of its Subsidiaries has Knowledge based upon contact with any agent of such authority.

(d)           The information provided to the Buyer pursuant to Section 5.10 relating to Taxes not permitted to be paid by the Bankruptcy Court shall be true, complete and correct as of the date delivered and as of the Closing Date.

3.11.        Leased Real Property.  Section 2.1(d) of the Disclosure Schedule lists the term of the Acquired Leases and the rent payable thereunder. With respect to the Acquired Leases listed in Section 2.1(d) of the Disclosure Schedule: (i) except as set forth on Section 2.1(d) of the Disclosure Schedule, none of the Acquired Leases have been modified; (ii) except for Permitted Liens and Subleases listed on Section 2.1(d) of the Disclosure Schedule, the Sellers have not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in all or any portion of any Acquired Lease or Store, nor entered into any license agreements, concession agreements or other similar agreements for use or occupancy of space in or at any of real property leased under such Acquired Leases; (iii) no Contractual Obligations (other than the Acquired Leases and the Acquired Contracts) shall exist that would give rise to a claim or Lien against a Store after the Final Closing Date applicable to such Store; (iv) Sellers shall not be aware of, and have not received any notices of, environmental violations relating to the Stores; (v) neither of the Stores leased under the Acquired Leases have been operated nor maintained, and are not presently, in violation of applicable Laws in any manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (vi) the Sellers have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and has operated in compliance with the terms of such approvals except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (vii) there are no pending or threatened condemnation proceedings or actions relating to the property subject to the Acquired Leases; (viii) the Sellers have not given notice to any landlord under the Acquired Leases waiving, exercising or indicating that they will or will not be exercising any extension or renewal option; and (ix) the Stores operated in connection with the Acquired Leases are presently supplied with utilities and other services necessary for the operation of said Stores as operated in the Ordinary Course of Business.

3.12.        Intellectual Property.

(a)           To Sellers’ Knowledge, the Sellers and their Subsidiaries own all right, title and interest in and to, or have a valid and enforceable license to use, all the Intellectual Property used by them in connection with the Business (the “Company Intellectual Property”), which represents all Intellectual Property necessary to the conduct of the Business as now conducted and presently contemplated by Sellers.  After the Closing, the Buyer will own all right, title and interest of the Sellers and their Subsidiaries in and to, or have a valid and enforceable license to use, the Company Intellectual Property.  To the Knowledge of the Sellers, the Sellers and their Subsidiaries are in compliance with contractual obligations relating to the protection of such of the Company Intellectual Property as they use pursuant to license or other agreement.  To the Sellers’ Knowledge, there are no conflicts with or infringements of any Company Intellectual Property by any third party.  Except as set forth in Section 3.12(a) of the Disclosure Schedule, to the Sellers’ Knowledge, neither the Company Intellectual Property nor the conduct of the business of the Sellers and their Subsidiaries as currently conducted or contemplated conflicts with or infringes any Intellectual Property or other proprietary right of any third party.  Except as set forth in Section 3.12(a) of the Disclosure Schedule, there is no claim, suit, action or proceeding pending or, to the Knowledge of the Sellers or their Subsidiaries, threatened against the Sellers or their Subsidiaries:  (i) alleging any such conflict or infringement with any third party’s Intellectual Property or other proprietary rights; or (ii) challenging the Sellers’ or any Subsidiary’s ownership or use of, or the validity or enforceability of any Company Intellectual Property.

(b)           Sections 2.1(b)(i)-(iii) of the Disclosure Schedule set forth a complete and current list of registrations/patents and applications pertaining to the Company Intellectual Property (“Listed Intellectual Property”) and the owner of record, date of application or issuance and relevant jurisdiction as to each.  All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid.  Except as listed in Section 3.12(b) of the Disclosure Schedule, no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.  The consummation of the transactions contemplated hereby will not alter or impair any Company Intellectual Property.

(c)           Section 2.1(b)(iv) of the Disclosure Schedule sets forth a complete list of all material agreements relating to the Company Intellectual Property or to the right of the Sellers or a Subsidiary to use the proprietary rights of any third party (the “Licenses”).  Except as set forth in 3.12(c) of the Disclosure Schedule, the Sellers and their Subsidiaries are not under any obligation to pay royalties or make other payments in connection with any License, nor are they restricted from assigning their rights in any License, nor will the Sellers or any Subsidiary otherwise be, as a result of the execution and delivery of this Agreement or the performance of the Sellers’ obligations under this Agreement, in breach of any License.

(d)           To the Sellers’ Knowledge, neither the F.A.O. Schwarz Family Foundation, nor any present or former employee, officer or director of the Sellers or any Subsidiary, or agent or outside contractor of the Sellers or any Subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property other than publicity rights in the name “F.A.O. Schwarz” claimed by the F.A.O. Schwarz Family Foundation.

(e)           To the Sellers’ Knowledge, no officer or employee of the Sellers or any Subsidiary is subject to any agreement with any third party which requires such officer or employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer or employee from engaging in competitive activities or solicitation of customers.

(f)            To the Sellers’ Knowledge, (i) none of the Company Intellectual Property has been used, disclosed or appropriated to the detriment of the Sellers or any Subsidiary for the benefit of any Person other than the Sellers or to the detriment of the Sellers; (ii) no employee, independent contractor or agent of the Sellers or any Subsidiary has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Sellers or any Subsidiary; and (iii) the Sellers have taken all reasonable actions necessary to protect the Company Intellectual Property.

(g)           The Seller will not use, seek to register, register or authorize others to use, seek to register or register the Company Intellectual Property or any other Intellectual Property substantially or confusingly similar thereto anywhere in the world and will not challenge Buyer’s right to use, seek to register or register the Company Intellectual Property anywhere in the world.

(h)           Except as set forth in Section 3.12(h) of the Disclosure Schedule, the Sellers own or have the right to use, disclose and transfer, without the consent of any third party, all computer software, software systems and databases and all other information systems used in the Business.

3.13.        Contracts.

(a)           Except as forth in Section 3.13(a) of the Disclosure Schedule or in Sections 2.1(b)(iv) (Licenses), 2.1(c) (Acquired Contracts), 2.1(d) (Acquired Leases) and 2.1(e) (Acquired Permits), there are no Contractual Obligations of the types described below to which either Seller and/or any of its Subsidiaries is a party or by which any of their assets, tangible or intangible, is bound (in each case other than any Contractual Obligations entered into from and after the Execution Date with the Buyer’s written consent):

(i)            any Contractual Obligation to sell or otherwise dispose of any Acquired Assets;

(ii)           any Contractual Obligation under which either Seller and/or any of its Subsidiaries has imposed a Lien (other than Permitted Liens and Liens that will be removed or discharged by order of the Bankruptcy Court on or before the Closing) on any of the Acquired Assets (including, without limitation, its interest in the Acquired Lease and the Stores), tangible or intangible; or

(iii)          any Contractual Obligation under which the consequences of a default or termination has had or would reasonably be expected to have a Material Adverse Effect.

(b)           The Sellers have delivered or made available to the Buyer a correct and complete copy of each written Contractual Obligation listed in Sections 2.1(b)(iv) (Licenses), 2.1(c) (Acquired Contracts), 2.1(d) (Acquired Leases), 2.1(e) (Acquired Permits) and 3.13(a) of the Disclosure Schedule (each as amended to date).

(c)           Except as disclosed in Section 3.13(c) of the Disclosure Schedule, with respect to each Contractual Obligation listed in Sections 2.1(b)(iv) (Licenses), 2.1(c) (Acquired Contracts), 2.1(d) (Acquired Leases), 2.1(e) (Acquired Permits) and 3.13(a) of the Disclosure Schedule:  (i) each such material Contractual Obligation is legal, binding, enforceable and in full force and effect; (ii) subject to obtaining the Approval Order and the consents disclosed in Section 3.3 of the Disclosure Schedule, such Contractual Obligation will continue to be legal, binding, enforceable, and in full force and effect, on substantially the same terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2); (iii) subject to obtaining the Approval Order, neither the Sellers nor any of their Subsidiaries is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default by the Sellers and/or any of their Subsidiaries, or permit termination, modification, or acceleration, under such Contractual Obligation, except for any such breach, default or event that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iv) to the Knowledge of the Sellers, no party has repudiated in writing any provision of such Contractual Obligation that is material; and (v) to the Knowledge of the Sellers, no other Person is in breach of such Contractual Obligation (other than breaches which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

3.14.        Insurance.  All insurance policies (taken together) of the Sellers and their Subsidiaries provide adequate coverage for all normal risks incident to the Business and the Sellers’ and their Subsidiaries’ assets, properties and business operations at the Stores.

3.15.        Litigation.  Except as disclosed in Section 3.15 of the Disclosure Schedule, assuming entry of the Approval Order, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or threatened, that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as disclosed in Section 3.15 of the Disclosure Schedule, there are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against either Seller and/or any of its Subsidiaries affecting the Acquired Assets or Assumed Liabilities, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16.        Employees.

(a)           There is currently no investigation being conducted or investigation or material claim being threatened by any governmental agency concerning the Sellers’ or their Subsidiaries’ compliance with wage and hours laws or regulations, occupational safety or health laws or regulations, human rights or anti-discrimination laws or regulations, or any other laws or regulations affecting employees of the Business that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           None of the Sellers or their Subsidiaries is a party to a collective bargaining agreement governing the terms and conditions of employment of employees of the Business.  There is no pending union representational activity relating to the Business, and no material grievances or pending unfair labor practices or other material employment-related claims against any Seller or any of their Subsidiaries with respect to the Business.

3.17.        Employee Benefits.

(a)           Seller Plans.  Section 3.17(a) of the Disclosure Schedule sets forth all Employee Benefit Plans (i) which are maintained by the Sellers and/or any of their Subsidiaries or by any member of their Related Group, or to which the Sellers and/or any of their Subsidiaries or any member of their Related Group contribute or are required to contribute or with respect to which the Sellers and/or any of their Subsidiaries or any member of their Related Group have or may have any Liability or become subject to a Lien under ERISA or the Code, and (ii) which benefit any present or former employee, director or independent contractor (or any dependent or beneficiary thereof) of the Sellers and/or any of their Subsidiaries or any member of their Related Group  (a “Seller Plan”).  For purposes of this Agreement, the term “Employee Benefit Plan” means any plan, program, agreement, policy or arrangement (a “plan”), whether or not reduced to writing, that is:  (w) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”); (x) a pension benefit plan within the meaning of Section 3(2) of ERISA; (y) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (z) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, whether for a single individual or a group of individuals.

(b)           Documentation.  With respect to each Seller Plan, the Sellers have provided to the Buyer access to accurate, current and complete copies of each of the following:  (1) where the plan has been reduced to writing, the plan document together with all amendments; (2) where the plan has not been reduced to writing, a written summary of all material plan terms; (3) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (4) copies of any summary plan descriptions, employee handbooks or similar employee communications; (5) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS and any related correspondence; (6) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that it so qualifies; and (7) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with schedules and financial audits, if required, attached.

(c)           Defined Benefit Pension Plans.  Neither the Sellers and/or any of their Subsidiaries nor any member of their Related Group have ever maintained or been required to contribute to any Employee Benefit Plan subject to Title IV of ERISA or any “multiemployer plans” as that term is defined in Section 4001(a)(3) of ERISA.

(d)           Plan Qualification; Plan Administration; Certain Taxes and Penalties.  Each Seller Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.  Each Seller Plan, including any associated trust or fund, has been substantially administered in accordance with its terms and with applicable law.

(e)           Retiree Benefits; Certain Welfare Plans.  Except as described in Section 3.17(e) of the Disclosure Schedule and other than as required under Section 601 et seq. of ERISA, no Seller Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.  Nothing has occurred with respect to any Seller Plan that is an Employee Benefit Plan described in Section 4980B of the Code that could subject the Seller and/or any of its Subsidiaries or any member of their Related Group to a Tax under Section 4980B of the Code.

4.             Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Sellers that:

4.1.          Organization of the Buyer.  The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2.          Authority for Agreement.  The Buyer has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All corporate actions to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by it of this Agreement and the documents required to be executed and delivered by it pursuant hereto, the performance by it of its respective obligations hereunder and thereunder, and the consummation by it of the transactions contemplated herein and therein, have been duly and properly taken.  This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions.

4.3.          Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2), will (i) violate any Law to which the Buyer is subject, (ii) violate any provision of the charter or bylaws of the Buyer, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent (other than notices and consents which shall have been made or obtained prior to the Closing Date) under any contract or agreement to which the Buyer is subject or by which either of them is bound, except where such conflict, breach or other matter would not detract in any material respect from their ability to perform their respective obligations under this Agreement.  The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, waiver or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2).

4.4.          Brokers’ Fees.  The Buyer has no Liability to pay any fees or commissions to any broker, finder, investment bank, financial adviser or agent with respect to the transactions contemplated by this Agreement for which the Sellers and/or any of their Subsidiaries or their Affiliates are or could become liable or obligated.

4.5.          Capitalization of Buyer.

(a)           In connection with the consummation of the transactions under this Agreement, the Buyer shall receive equity investments of at least $25,000,000.  The Buyer (or its designee pursuant to Section 11.3, as the case may be) will use a portion of the proceeds of such investments to pay the Cash Purchase Price.

(b)           As of immediately prior to the Final Closing and the consummation of the transactions contemplated hereby and after giving effect to the financing contemplated by the Commitment Letters, the Buyer (together with its designee (if any) pursuant to Section 11.3, as the case may be):  (i) will have equity of at least $25,000,000, and (ii) will have available to it a line of credit of not less than $10,000,000 for working capital and general corporate purposes.

5.             Conduct and Transactions Prior to Closing.

5.1.          Operation of Business.

(a)           Except as set forth in Section 5.1(a) of the Disclosure Schedule and except with the written consent of the Buyer and subject to the Sellers acting as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code, neither of the Sellers nor any of their Subsidiaries will, prior to the Final Closing, engage in any practice, take any action, or enter into any transaction that is not consistent with winding down its business and selling the Business to the Buyer or that could reasonably be expected to have Material Adverse Effect.  The Sellers and each of their Subsidiaries shall, until the latter to occur of the Final Closing for the New York Acquired Lease and the Las Vegas Acquired Lease, use commercially reasonable efforts to (i) keep available to the Buyer the services of their respective present employees, agents and independent contractors, to the extent such services are reimbursed by the Buyer pursuant to the Transition Services Agreement, and (ii) keep the Acquired Assets.

(b)           Without limiting the generality of the foregoing, except with the written consent of the Buyer, neither of the Sellers nor any of their Subsidiaries will:

(i)            enter into any Contractual Obligation to sell, pledge, assign, voluntarily encumber, or otherwise dispose of any of the Acquired Assets (other than transactions permitted under Section 5.1(c));

(ii)           initiate or settle any lawsuit, arbitration or similar proceeding relating to the Acquired Assets or the Assumed Liabilities (other than (i) the Case, (ii) the settlement of a claim made by Chances for Children relating to the use of “Little Red” Intellectual Property, or (iii) any that could not be reasonably expected to involve consideration payable by or to any Seller in excess of $25,000);

(iii)          authorize or enter into any licensing arrangement relating to the Acquired Assets or the Assumed Liabilities;

(iv)          create any enforceable Lien upon any of the Acquired Assets other than Permitted Liens;

(v)           otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.7, or

(vi)          fail to maintain insurance policies (taken together) providing adequate coverage for all normal risks incident to the Business and the Acquired Assets.

(c)           Notwithstanding the foregoing and/or anything to the contrary contained in this Agreement, (i) the Sellers and their Subsidiaries shall have the right to use each Store through the applicable Final Closing Date to sell inventory located in such Store or otherwise allocated to such Store and (ii) the Sellers shall bear all direct and indirect costs of operating each Store through the applicable Final Closing Date, including without limitation all rent, payroll, utilities and supplies.  The Sellers and their Subsidiaries shall stop taking orders for catalog and website sales from and after the date of this Agreement.  Sellers shall promptly modify their website as requested by the Buyer to give notice of a reopening to be announced in the future.  The Sellers shall not permit the sales of inventory at the Stores to be conducted as “going out of business” or similarly styled sales; provided, that the Buyer shall pay the Sellers $200,000 at the Initial Closing as consideration for this covenant by the Sellers.

5.2.          Access and Information.

(a)           The Sellers will permit representatives of the Buyer and the representatives of its investors and lenders, upon reasonable advance notice, to have full access during normal business hours and such other times as Buyer reasonably requests to all premises, properties, personnel, books, records, Contractual Obligations, and documents of or pertaining to either Seller and/or any of its Subsidiaries, the Business, the Acquired Assets or the Assumed Liabilities that are in the possession or control of the Sellers and/or any of their Subsidiaries or their representatives or agents; provided that the Buyer shall use commercially reasonable efforts to minimize disruption to the Sellers.

(b)           The Sellers shall inform the Buyer of, and provide the Buyer with true and complete copies of, all information provided directly or indirectly by the Sellers and/or any of their Subsidiaries or any of their respective Affiliates, advisers or representatives to any Competing Bidder, prior to or contemporaneously with the provision of such information to any such other Person; provided, however, that if such information has previously been provided to the Buyer, the Seller shall notify the Buyer in writing, in advance, that such information will be provided to such other Person; provided, further, that if the Buyer informs the Seller that it desires to receive such information (or copy thereof), the Seller shall promptly (and in no event later than two business days after the Buyer has so informed the Seller) provide a true and complete copy of such information to the Buyer.

5.3.          Notice of Developments.  Each Party will give prompt written notice to the other Party of any development causing, or which creates a reasonable likelihood of causing, a breach of any of its own representations and warranties in Section 3 and Section 4 or an inability of such Party to deliver the closing bring-down certificate to be delivered by it pursuant to Section 6.1 or Section 6.2, as the case may be.  No disclosure by any Party pursuant to this Section 5.3, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant or to satisfy any closing condition.  Neither the covenants contained in this Section 5.3 nor any remedy for a breach thereof shall survive the Closing.

5.4.          Bankruptcy Court Action.

(a)           Bankruptcy Court Approval of Sale Procedure.  Promptly following the Execution Date (and in no event later than the first business day following the fifth day after the Execution Date), the Sellers shall file a motion (the “Sale Procedure Motion”) with the Bankruptcy Court requesting the entry of an order (the “Procedure Order”) in form and content reasonably satisfactory to Buyer, authorizing and directing the Sellers to assume this Agreement and setting forth the following procedures:

(i)            fixing the time, date, and location of a hearing (the “Approval Hearing”) to approve consummation of this Agreement by the Sellers;

(ii)           establishing a hearing on the Sale Motion not later than January 23, 2004;

(iii)          fixing the time and date of an auction (the “Auction”) to be held at the offices of Richards, Layton & Finger P.A., One Rodney Square, Wilmington, Delaware 19899, for consideration of qualifying higher and better offers that may be presented to the Sellers;

(iv)          approving the Break-Up Fee and the Expense Reimbursement set forth in Section 9;

(v)           providing that none of the Sellers shall entertain or accept any bid with respect to any Alternative Transaction unless such bid complies with all of the following requirements that such bid shall be:

(a)           filed with the Bankruptcy Court with a copy received by the Buyer (at the address for notices provided for in Section 11.8) at least five business days prior to the date scheduled for the commencement of the Approval Hearing;

(b)           accompanied by a cash deposit at least equal to $6,000,000 and by a duly executed asset acquisition agreement that is substantially similar to this Agreement, except that (A) the bidder shall be substituted for the Buyer, and (B) the proposed purchase price for some or all of the Acquired Assets shall be not less than $21,515,000 and shall be payable entirely in cash; without limiting the generality of the foregoing, such agreement containing such bid shall not include any financing contingency, shall not include any conditions to closing other than those set forth in this Agreement and shall provide for a closing on the date required by this Agreement;

(c)           made by a bidder that demonstrates that it is: (A) financially able to consummate the transaction contemplated by such bid; (B) capitalized with net worth higher than or equivalent to the Buyer or otherwise able to provide adequate assurance of future performance with respect to Contractual Obligations included in the Acquired Assets; and (C) able to consummate the transaction on the date and on the terms contemplated by this Agreement;

(d)           permitting bids for less than substantially all of the Acquired Assets, if at all, only on terms that: (i) provide that the Sellers, following receipt of direction from the Official Committee of Unsecured Creditors (which direction shall be made in consultation with the Sellers), may take into account the benefits associated with a going concern transaction when making a determination of what constitutes a higher or better offer; (ii) require an all-cash bid; and (iii) require a minimum cash deposit equal to the greater of 10% of the bid amount and $6,000,000; and

(e)           expressly made subject to the making by the Sellers of the payments contemplated by Sections 9.1 and 9.2.

(vi)          providing that after any initial overbid made pursuant to clause (v), all further overbids must be made in an open oral auction held pursuant to clause (iii), that bidding shall be made in increments of at least $250,000 and that with respect to any such further overbid submitted by the Buyer, the consideration offered by the Buyer shall be deemed to include the full amount of the Break-Up Fee and Expense Reimbursement potentially payable to the Buyer;

(vii)         providing that upon failure to consummate the sale because of a breach or failure on the part of the successful bidder, the Sellers may select in their business judgment the next highest or otherwise best qualified bid to be the successful bidder without further order of the Court, subject to the Sellers making the payments contemplated by Sections 9.1 and 9.2; and

(viii)        a superpriority claim for the Break-Up Fee and the Expense Reimbursement senior to all other administrative claims, including claims under  Section 507(b) of the Bankruptcy Code.

Following the filing of the Sale Procedure Motion, the Sellers shall use reasonable efforts to obtain entry of the Procedure Order.

(b)           Bankruptcy Court’s Approval of Sale.  Promptly following the Execution Date, and contemporaneously with the filing of the Sale Procedure Motion, the Sellers shall file a motion with the Bankruptcy Court (the “Sale Motion”) requesting entry of an order (the “Approval Order”) substantially in the form attached hereto as Exhibit C, said Sale Motion to be in form and content reasonably satisfactory to the Buyer.  Said Approval Order, among other things, shall: (i) approve the sale of the Acquired Assets to the Buyer on the terms and conditions set forth in this Agreement and authorize the Sellers to proceed with this transaction; (ii) include a specific finding that the Buyer is a good faith purchaser of the Acquired Assets; (iii) state that the sale of the Acquired Assets to the Buyer shall be free and clear of all Liens (except only for Assumed Liabilities as and to the extent expressly provided in this Agreement); (iv) provide for a waiver of the stays contemplated by Bankruptcy Rules 6004(g) and 6006(e); (v) approve the Seller’s assumption and assignment to the Buyer pursuant to Section 365 of the Bankruptcy Code of all of the Contractual Obligations included in the Acquired Assets, find void and unenforceable any provision which prohibits, restricts or conditions the assignment of any of the Contractual Obligations included in the Acquired Assets, and find that the time to assume such Contractual Obligations has not expired and that such Contractual Obligations are in full force and effect and free from default (other than for cure amounts); and (vi) providing that the Stores may “go dark” during the remodeling/refurbishing period contemplated by Section 5.9 hereof, and finding that such remodeling or refurbishment will not trigger any liability, termination rights, defaults, penalties or other remedies.  Following the filing of the Sale Motion, the Sellers shall use reasonable efforts to obtain entry of the Approval Order.

(c)           Cash-Collateral and Lien Carve-Outs.  The Seller and its Subsidiaries shall not grant any post-petition lien or superpriority claim, whether pursuant to Bankruptcy Code Sections 361, 363, 364, 507(b) or otherwise, unless such grant includes a “carve-out” or subordination of such lien or superpriority claim to the claims of the Buyer under this Agreement for the Break-Up Fee and the Expense Reimbursement.  The Sellers shall not enter into any DIP Facility or cash collateral stipulation which contains liens and/or claims inconsistent with the priority of Liens and claims described in the Procedure Order.

5.5.          Exclusivity.  From the date of this Agreement through the date of entry by the Bankruptcy Court of the Procedure Order, the Sellers and their Subsidiaries will not, and will cause their respective Affiliates, representatives and financial advisers to not, directly or indirectly, solicit or initiate discussions, transactions or agreements with, or encourage, or provide any information to, any corporation, partnership or other Person or group (other than the Buyer and its Affiliates and their respective designees and representatives) concerning any Alternative Transaction, other than those Persons or groups with whom the Sellers have already had contact, and the Sellers will promptly inform the Buyer of, and provide the Buyer with, any information regarding any written offers or written expressions of interest involving the Sellers and/or any of their Subsidiaries or any of their respective assets; provided, however, that nothing contained in this Section 5.5 shall prohibit the officers and directors of the Sellers from discussing any Competing Bid received from an unaffiliated third party with each other and with the Sellers’ legal and financial representatives; and, provided, further, that after entry of the Procedure Order (including Bankruptcy Court approval of the Break-up Fee, Expense Reimbursement and other provisions of Section 9), the Sellers and their Subsidiaries shall be permitted to take any of the actions otherwise proscribed by the terms of this Section 5.5 preceding this proviso and the prior proviso if, prior to taking any such actions (other than advising prospective bidders as to the existence of the Auction), the Sellers and their Subsidiaries and such prospective bidder shall have signed a confidentiality agreement either (i) on terms substantially identical to the terms of the confidentiality agreement previously entered into between the Sellers and the Buyer in order to discuss potential transactions or (ii) with the written consent of the Buyer (such consent not to be unreasonably withheld or delayed) in such other form reasonably acceptable to the Sellers, provided that in no event shall such confidentiality agreement fail to contain provisions prohibiting the use of such information by such prospective bidder for purposes other than evaluation of an Alternative Transaction or fail to contain provisions permitting assignment of all rights of the Sellers in and to such confidentiality agreement to the Buyer.  The Sellers shall inform the Buyer of the entry into any contract by either of the Sellers and/or any of their Subsidiaries with respect to any Alternative Transaction no later than the day after such entry into such contract.

5.6.          Good Faith.  Subject to the Sellers’ obligations with respect to the Bankruptcy court auction process, each of the Parties will use commercially reasonable efforts to take all actions and to do all other things necessary, proper, or advisable (including, to the extent within such Party’s control, such of the same as necessary to cause the conditions to the other Party’s obligations hereunder to be timely satisfied) in order to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms.

5.7.          Public Announcements.  The Sellers, on the one hand, and the Buyer, on the other, will consult with each other before, and obtain the other party’s consent with respect to, issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and consent, except to the extent that compliance with Law requires a party to issue a press release or public announcement without such consultation and consent; provided that the press release attached hereto as Exhibit D is expressly agreed to among the Parties.  Any consent required pursuant to the preceding sentence shall not be unreasonably withheld or delayed.

5.8.          Maintenance of Stores.  Between the Execution Date and the Final Closing Date, Sellers shall, subject to the provisions of this Agreement, maintain each Store in a manner consistent with the requirements of this Agreement and the liquidation of the inventory at the Stores.

5.9.          Going-Concern Assurances.  The Buyer intends to refurbish and/or remodel the Stores over a period of up to six months and subsequently re-open the Stores and operate them as “FAO Schwarz” toy stores.  Accordingly, the Buyer shall:  (a) before the re-opening of the Stores order a minimum of $5,000,000 of inventory (valued at cost) to re-stock the Stores and (b) have a minimum credit line of at least $10,000,000 available to it as of the first occurring Final Closing Date.  In addition, if the Buyer sells or otherwise disposes of its interest in either of the Acquired Leases to any third party (including the lessors under such Acquired Leases) on or before January 1, 2006, then the Buyer shall pay any net consideration in excess of $6,000,000 realized as a result of such sale or disposition to the Sellers’ estates, or to such other entity as may be designated in a chapter 11 plan for the Sellers or by order of the Bankruptcy Court; provided, however, that the Buyer shall not be required to pay such excess consideration if it transfers its interest in one or both Stores to any Affiliate of the Buyer that agrees to assume and be bound by the agreements of the Buyer under this Section 5.9; and provided further, that, in connection with reconfiguring space for the Stores, the Buyer may surrender a portion of the square footage in each Store (not to exceed 10% of the square footage of the Stores) without  incurring any obligations under this Section 5.9.  For purposes of this Section 5.10, “net consideration” shall mean all consideration received by Buyer as a result of a sale or other disposition by Buyer of its interest in either of the Acquired Leases to any third party (including the lessor under such Acquired Lease), less all actual, reasonable out-of-pocket expenses incurred by Buyer in connection with such sale or disposition, including, but not limited to, customary brokerage commissions, reasonable attorney fees and transfer taxes.

5.10.        Tax Information.  On or before December 31, 2003, the Sellers shall provide the Buyer a schedule of all Taxes not permitted to be paid by the Bankruptcy Court, which shall be in such detail as the Buyer may reasonably request, including a description of the Taxes not paid and the amounts not paid.

6.             Conditions to Obligation to Close.

6.1.          Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions to be performed by the Buyer in connection with each Closing is subject to satisfaction of the following conditions:

(a)           Representations and Warranties.  The representations and warranties set forth in Section 3 shall have been be true and correct when made and, except for such representations and warranties as are expressly made only as of another specified date (each of which shall be true and correct as of such specified date), shall be true and correct as of the Closing Date.

(b)           Performance by the Seller and its Subsidiaries.  The Seller and its Subsidiaries shall have performed and complied in all material respects with all of their covenants, agreements and obligations hereunder through the Closing.

(c)           No Material Adverse Change.  Since the Execution Date, there shall not have been any change, circumstance or event causing physical damage (whether or not insured) to either Store which constitutes or has resulted in, or that would reasonably be expected to result in, a Material Adverse Effect.

(d)           Consents.  The Sellers shall have procured all of the material approvals, consents and authorizations required in connection with the execution, delivery and performance of this Agreement, including, without limitation, with respect to Company Intellectual Property.

(e)           Absence of Litigation.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a material adverse effect on the right of the Buyer to own the Acquired Assets or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(f)            Absence of Other Legal Prohibition.  There shall not be any other legal restriction that would make consummation of the transactions contemplated hereby illegal or would otherwise have, or be reasonably likely to have, a Material Adverse Effect.

(g)           Notice of Sale.  The Sellers shall have served a copy of a notice of sale of the Acquired Assets to the Buyer and of the assumption and assignment to the Buyer of the Contractual Obligations included in the Acquired Assets (which notice shall be approved by the Buyer in advance) upon (i) to the Knowledge of the Seller and its Subsidiaries all creditors and all other Persons who are parties in interest in the Case, (ii) to the Knowledge of the Seller and its Subsidiaries all Persons with Liens with respect to or other interests in any of the Acquired Assets, (iii) sponsors and trustees under any Employee Benefit Plan of the Seller and/or any of its Subsidiaries, (iv) all parties (other than the Seller and/or its Subsidiaries) to the Contractual Obligations listed in Sections 2.1(b)(iv) (Licenses), 2.1(c) (Acquired Contracts), 2.1(d) (Acquired Leases) and 2.1(e) (Acquired Permits) of the Disclosure Schedule, (v) all other Persons required to receive notice of the sale pursuant to Rule 2002 of the Federal Rules of Bankruptcy Procedure, and (vi) all other Persons designated by the Buyer on or before two days after entry of the Procedure Order.  The Sellers shall have made publication notice of the transfer of the Acquired Assets in a form reasonably acceptable to the Buyer.  The Sellers shall have filed one or more affidavits or certificates of such service with the Bankruptcy Court in the Case (the “Affidavits of Service”).

(h)           Bankruptcy Court Action.  The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 5.4(a) and all other provisions of this Agreement, the Bankruptcy Court shall have entered the Approval Order in accordance with Section 5.4(b) and all other provisions of this Agreement, the Procedure Order and the Approval Order shall be in a form and substance reasonably satisfactory to the Buyer, and the Approval Order shall be a final order which has not been reversed, modified, rescinded, or stayed as of the Closing Date, and either (i) the time to appeal the Approval Order has expired and the Approval Order is no longer subject to appeal or further judicial review, or (ii) the Approval Order makes an express finding that Buyer is a good faith purchaser entitled to the benefits of Section 363(m) of the Bankruptcy Code, and each party to the Contractual Obligations to be assumed by the Buyer, whose consent is required, shall have consented to the assumption and assignment thereof to the Buyer (or its designee) under this Agreement (or any objection to the assumption and assignment thereof to the Buyer (or its designee) has been overruled and any appeal from the Approval Order relating to such assumption and assignment is expressly limited solely to the issue of the cure amount payable with respect to such Contractual Obligation and is not otherwise an objection to or appeal of the fundamental issue of whether the assumption and assignment thereof may be made to the Buyer (or its designee) under this Agreement).

(i)            Certified Copies.  There shall have been delivered to the Buyer a certified copy of the Approval Order and of the docket of the Case.

(j)            Certificates.  The Buyer shall have received a certificate signed by the Sellers to the effect that each of the conditions specified in Section 6.1(a) through (d) inclusive and in Section 6.1(g) is satisfied in all respects (the “Seller Bring-Down Certificate”).

(k)           All Necessary Actions.  All actions to be taken by the Sellers and/or any of their Subsidiaries in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Sellers and/or any of their Subsidiaries to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless such writing specifically so states.

6.2.          Conditions to Obligations of the Sellers.  The obligation of the Sellers to consummate the transactions to be performed by them in connection with each Closing is subject to satisfaction of the following conditions:

(a)           Representations and Warranties.  The representations and warranties set forth in Section 4 shall have been be true and correct when made and, except for such representations and warranties as are expressly made only as of another specified date (each of which shall be true and correct as of such specified date), shall be true and correct as of the Closing Date.

(b)           Performance by the Buyer.  The Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing.

(c)           Absence of Litigation.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement and (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(d)           Absence of Other Legal Prohibition.  There shall not be any other legal restriction that would make consummation of the transactions contemplated hereby illegal.

(e)           Bankruptcy Court Action.  The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 5.4(a) and the Approval Order as contemplated by Section 5.4(b), and the Approval Order shall not be subject to a stay pending appeal.

(f)            Certificates.   The Sellers shall have received a certificate signed by the Buyer to the effect that each of the conditions specified in Section 6.2(a) and (b) is satisfied in all respects.

(g)           All Necessary Actions.  All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Buyer to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless such writing specifically so states.

7.             Confidentiality.

The Sellers will treat and hold as confidential all of the Confidential Information, will refrain from using or disclosing to any Person any of the Confidential Information (except as required by law), and, after the Closing, will deliver promptly to the Buyer or, at the request and option of the Buyer, destroy all tangible embodiments and all copies of any Confidential Information (and certify such destruction to the Buyer) which is in his, her or its possession other than such information as constitutes an Excluded Asset or relates solely to an Excluded Asset or Retained Liability; provided that, prior to the Closing, the Sellers may use and disclose Confidential Information (i) to any other Seller or Competing Bidder, or their respective employees, advisers, accountants, designees and representatives in the Ordinary Course of Business and with such protections and agreements concerning the obligation to treat and hold such information as confidential as are consistent with the practices of the Sellers prior to the Execution Date and (ii) to the Buyer and its counsel, accountants and representatives in connection with this Agreement.  In the event that the Sellers and/or any of their Subsidiaries are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers and/or any of their Subsidiaries are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use his, her or its best efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

8.             Termination.  This Agreement may be terminated as follows:

8.1.          Mutual Agreement.  The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing (which such consent shall be signed by each Party hereto and effective when so signed).

8.2.          Certain Seller Non-Compliance.  The Buyer shall have the right to terminate this Agreement in any of the following events: (i) in the event of any non-compliance by any Seller with the requirements set forth in Sections 5.4(a) or 5.4(b) hereof; (ii) in the event any of the Sellers shall fail to file the Sale Procedures Motion or Sale Motion by December 29, 2003; (iii) in the event the Bankruptcy Court shall fail to enter the Procedure Order in accordance with Section 5.4(a) within 27 days (calculated in accordance with Bankruptcy Rule 9006) of the filing of the Sale Procedure Motion; (iv) in the event the Bankruptcy Court shall fail to enter the Approval Order in the form attached hereto as Exhibit C in all material respects within 60 days after the Execution Date (calculated in accordance with Bankruptcy Rule 9006); or (v) in the event the Bankruptcy Court grants any Person a superpriority claim or post-petition lien senior to the rights of the Buyer to the Break-Up Fee and/or the Expense Reimbursement.  Any notice of termination under this Section 8.2 may be sent by the Buyer to the Sellers by facsimile, c/o Kendrick F. Royer, (610) 278-7804 and David Levene (310) 229-1244, with a copy to Paul Traub and Maura Russell (212) 476-4787, and shall be effective when so sent; provided, however, that in the case of any termination by the Buyer pursuant to any of Sections 8.2 (ii) or (iii) the Buyer shall exercise its right to terminate this Agreement not later than five business days after the entry by the Bankruptcy Court of the Procedure Order, failing which such right shall be deemed waived and of no further force or effect; provided, further, that in the case of any termination by the Buyer pursuant to any of Sections 8.2(iii)-(v), the Buyer shall exercise its right to terminate this Agreement not later than five business days after the delivery of notice by the Seller to the Buyer in accordance with Section 11.8 stating that an event identified in any of Sections 8.2(iii-(v) has occurred.

8.3.          Certain Buyer Rights to Terminate.  The Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Initial Closing or the Final Closing, as the case may be, in any of the following events (which such notice shall be made and effective as provided in Section 11.8 hereof): (i) in the event there shall have been any change, circumstance or event causing physical damage (whether or not insured) to either Store which constitutes or has resulted in, or that would reasonably be expected to result in, a Material Adverse Effect; (ii) in the event the Sellers and/or any of their Subsidiaries have breached any representation, warranty, or covenant contained in this Agreement the result of which breach is to cause the conditions set forth in Section 6.1(a) or 6.1(b) not to be satisfied (provided that any failure by any Selling Party to provide the notice required pursuant to Section 5.3 shall only be deemed a breach of the representation or warranty with respect to which such notice should have been made); or (iii) in the event that both Final Closings shall not have occurred on or before March 15, 2004, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the breach by the Buyer of any representation, warranty, or covenant contained in this Agreement).

8.4.          Certain Seller Rights to Terminate.  The Sellers, acting jointly, may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in any of the following events (which such notice shall be made and effective as provided in Section 11.8 hereof): (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement the result of which breach is to cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied (provided that any failure by the Buyer to provide the notice required pursuant to Section 5.3 shall only be deemed a breach of the representation or warranty with respect to which such notice should have been made); or (ii) in the event the Closing shall not have occurred on or before February 15, 2004, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the breach by the Seller and/or any of its Subsidiaries of any representation, warranty, or covenant contained in this Agreement). A termination pursuant to clause (i) of this Section 8.4 is referred to herein as a “Buyer Default Termination.”

8.5.          Alternative Transaction.  The Sellers (acting jointly), or the Buyer, may terminate this Agreement by giving written notice to the other Parties at any time following the time that any of the Sellers enters into an agreement with respect to an Alternative Transaction (which such notice shall be made and effective as provided in Section 11.8  hereof); provided, however, that no Party may terminate this Agreement pursuant to this Section 8.5 until the earlier of (i) 20 business days after the date originally scheduled by the Bankruptcy Court for the Approval

Hearing or (ii) the date of consummation by the Seller and/or any of its Subsidiaries of any Alternative Transaction.

9.             Liabilities in the Event of Termination.

9.1.          Sale to a Third Party; Break-Up Fee.  The Sellers and the Buyer agree that the Buyer has expended substantial funds and other resources in connection with the transaction contemplated hereby and that Buyer will suffer material harm if such transaction is not consummated (because it will then be impossible to realize the benefits that would arise therefrom), that the precise amount of such harm is difficult to determine, and that it would be unfair for the Buyer to bear such harm in view of the fact that both the Buyer and the Sellers hope to benefit from such transaction.  Accordingly, upon the occurrence of an Alternative Transaction, neither the Buyer nor any of its Affiliates or representatives shall have any Liability hereunder to the Seller and its Subsidiaries and, to the exclusion of any other remedies the Buyer may have (other than those provided under Sections 9.2 and 9.4) against the Seller and any of its Affiliates, the Sellers, jointly and severally, shall pay to the Buyer in immediately available funds $480,000 (the “Break-Up Fee”) immediately upon the date of consummation by either Seller and/or any of its Subsidiaries of any Alternative Transaction with the liens and priorities provided therefor in the Procedure Order.  The foregoing payments are agreed to constitute liquidated damages (and not a penalty).

9.2.          Expense Reimbursement.  In addition (but subject to the proviso in the last sentence of this Section 9.2), in the event that either (a) this Agreement is terminated pursuant to Section 8.1, Section 8.2, Section 8.3 or Section 8.5 of this Agreement (“Expense Termination Events”) or (b) any Seller files a motion (other than the Sale Procedure Motion) to approve a form of agreement for an Alternative Transaction or executes a binding agreement with respect to an Alternative Transaction, or the Case is dismissed or converted to a Chapter 7 proceeding, or a plan of reorganization is filed, then neither the Buyer nor any of its Affiliates or representatives shall have any Liability hereunder to the Sellers and their Subsidiaries and, to the exclusion of any other remedies the Buyer may have (other than those provided under Sections 9.1 and 9.4) against the Sellers and any of their Affiliates, the Sellers shall pay to the Buyer, all reasonable documented out-of-pocket costs and fees and expenses incurred by the Buyer, or by its Affiliates, in connection with the due diligence review of the Business, negotiation and documentation of this Agreement and other actions taken in connection with the transactions contemplated hereby incurred at any time, including reimbursement of all fees and expenses paid to the Buyer’s lawyers, accountants, environmental engineers and consultants and other professional or financial advisers, and its lenders or other potential financing sources (including commitment fees, and fees and expenses of such lenders’ or other potential financing sources’ lawyers, accountants and other professional advisers); provided that (A) such costs, fees, and expenses shall be subject to Bankruptcy Court approval (as to reasonableness), (B) none of the foregoing fees shall be reimbursable to the extent such fees were paid or are payable to any Affiliate of the Buyer (it being understood that out-of-pocket costs and expenses incurred by such Affiliates shall be reimbursable) and (C) the aggregate amount of such reimbursement pursuant to this Section 9.2 shall not, in any event, exceed an aggregate of $535,000 (the “Expense Reimbursement”).  The Expense Reimbursement payable by the Sellers to the Buyer hereunder shall be paid in immediately available funds immediately upon the first to occur of (a) the date of consummation by a Seller and/or any of its Subsidiaries of any Alternative Transaction, from the first proceeds of such Alternative Transaction and prior to the attachment of any Lien on such proceeds pursuant to any Bankruptcy Court order authorizing such Alternative Transaction or (b) the effective date of a reorganization plan filed by either Seller and/or any of its Subsidiaries; provided, however, that the foregoing Expense Reimbursement obligations in this Section 9.2 shall not apply if the Buyer had previously terminated this Agreement solely because the condition set forth in Section 6.1(d) was not satisfied with respect to any particular Contractual Obligation, other than the Acquired Leases and the Company Intellectual Property, as a result of the Bankruptcy Court denial of a motion to assume and assign any such Contractual Obligation on the ground that there was not adequate assurance of future performance by the Buyer (as assignee) as required by Bankruptcy Code Section 365(f)(2)(B) (a “Specified Buyer Termination”).

9.3.          Termination by Reason of Buyer Default.  If this Agreement is terminated pursuant to Section 8.4 by reason of a Buyer Default Termination, then neither the Sellers nor any of their respective Affiliates or representatives shall have any Liability hereunder to the Buyer, and the sole and exclusive remedy of either Seller and any of its Affiliates shall be strictly limited to retention of the Acquired Assets and the Buyer’s forfeiture of any right to payment of cash in an amount equal to the Deposit.  In no event shall the Buyer or any of its Affiliates or representatives have any Liability to either Seller or any of their Affiliates hereunder other than as provided in the immediately preceding sentence in the event this Agreement terminates as a result of a Buyer Default Termination, and any claim, right or cause of action by either Seller or any of their Affiliates against the Buyer or its Affiliates or representatives other than as provided in immediately preceding sentence is hereby fully waived, released and forever discharged.  In no event shall any Party or its respective Affiliates or representatives have any Liability to any other Party for special, consequential or punitive damages, and any claim, right or cause of action or for any damages that are special, consequential or punitive or for specific performance of this Agreement is hereby fully waived, released and forever discharged.

9.4.          Return of Deposit.  Upon any termination of this Agreement for any reason, the Deposit shall be dealt with as provided in the Deposit Escrow Agreement.

The Sellers and the Buyer agree that (i) the amounts payable pursuant to this Section 9 are commercially reasonable and necessary to induce the Buyer to enter into and consummate the transactions between the Buyer and the Sellers contemplated by this Agreement and (ii) such amounts are the sole and exclusive remedy prior to Closing for any breach of a representation, warranty or covenant.

10.           Additional Obligations.

10.1.        Further Assurances.  At any time and from time to time after the applicable Closing, at the request and expense of the Buyer and without further consideration, the Sellers and their Subsidiaries will execute and deliver such other instruments of transfer, and provide testimony by affidavit or other appropriate means, and take such other action as the Buyer may reasonably request to transfer to the Buyer (or its designee), and to confirm the Buyer’s (or its designee’s, the case may be) title to or interest in, the Acquired Assets, assist the Buyer at the Buyer’s expense in exercising all rights with respect thereto, and consummate the other transactions contemplated hereby.  Without limiting the generality of the foregoing, if after the applicable Closing any third party shall be found to possess any Acquired Asset of which the Buyer is entitled to possession by virtue of the transactions contemplated by this Agreement, the Seller and its Subsidiaries shall make their best efforts to cause such Acquired Assets to be furnished and delivered to the Buyer or its designees.

10.2.        Change of Corporate Name.  The Sellers agree that, promptly after the Initial Closing, they will file such certificates or other documents at their own expense and to take such other actions as are necessary in order to effectuate a change of name to new names bearing no resemblance to their present names.  The Buyer is hereby authorized to file such certificates or other documents in order to effectuate such changes of name after the Initial Closing as the Buyer shall elect if any of the Sellers fails to comply with the preceding sentence within 30 days after the Initial Closing.

10.3.        Tax Cooperation.  From and after the Closing, each of the Parties hereto shall provide such necessary information as any other Party hereto may reasonably request at the requesting Party’s expense in connection with the preparation of such Party’s Tax Returns, or to respond to or contest any audit, prosecute any claim for refund or credit or to otherwise satisfy any legal requirement relating to Taxes of the Sellers and their Subsidiaries.

10.4.        Certain Taxes.

(a)           Unless otherwise exempt under section 1146(c) of the Bankruptcy Code, all state and local sales, transfer, transfer gains, excise, value-added or other similar taxes, including without limitation, all state and local taxes in connection with the transfer of the Acquired Assets (collectively, “Transaction Taxes”) that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets shall be borne by the Sellers.  Sellers shall timely file all Tax Returns for Transaction Taxes and provide Buyer a copy of such Tax Returns at least ten days before filing such Tax Returns. Buyer agrees to take such actions and to execute such certificates and other documents as from time to time shall be reasonably requested by the Sellers in order to minimize the amount of any taxes described in the first sentence of this Section 10.4(a).

(b)           Prior to the Final Closing Date, Sellers shall provide the Buyer with any clearance certificates, exemption certificates or similar documents which may be required by any governmental authority with respect to any so-called “bulk sales,” or successor liability or similar laws (including any isolated, occasional or casual sales exemption, resale exemption or similar sales or use Tax exemptions) related to Taxes in order (i) to relieve the Buyer of any obligation to withhold any portion of the Purchase Price, (ii) to hold the Buyer harmless from any sales, use, recording, transfer or other similar liability for Taxes in connection with the transactions contemplated by this Agreement, and (iii) to prevent a Lien for Taxes from attaching to any of the Acquired Assets either before or after the Closing Date.

10.5.        Transfer of Certain Funds Received Post-Closing.

(a)           With respect to any and all amounts received or collected by any of the Sellers from and after the Initial Closing or the Final Closing, as applicable, (a) attributable to, or in respect of, any of the Company Intellectual Property or any other Acquired Asset, and (b)

which become the property of the Buyer as a result of the consummation of the transactions contemplated by this Agreement, the Sellers shall provide notice of such receipt or collection to the Buyer and pay promptly (and in any event within five business days of their receipt or collection) to the Buyer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by the Buyer or by other means acceptable to the Buyer.

(b)           With respect to any and all amounts received or collected by the Buyer from and after the Final Closing attributable to, or in respect of, any Excluded Asset, the Buyer shall provide notice of such receipt or collection to the Buyer and pay promptly (and in any event within five business days of their receipt or collection to FAO) any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by FAO or by other means acceptable to FAO.

10.6.        Expenses.  Except as contemplated by Sections 2.5(b) and 9.2, each Party will bear his, her or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby whether or not consummated, including, without limitation, brokers’ fees of the type referred to in Sections 3.4 and 4.4.

10.7.        Employees.

(a)           Prior to the Hand Over Date, the Buyer shall take no action to cause any of the Sellers to terminate the employment of any person employed by any of the Sellers (each, a “Business Employee”), and the Sellers shall be under no obligation to terminate any Business Employee.  Sellers shall not terminate the employment of any Business Employee prior to January 15, 2004, nor shall Sellers at any time prior to the Hand Over Date terminate the employment of any Business Employees who are identified in writing by Buyer to either Seller by January 15, 2004 (the “Designated Business Employees”).  Buyer shall reimburse the Sellers for the payroll costs attributable to Designated Business Employees for the period from January 15, 2004 until the Hand Over Date.

(b)           Prior to the Hand Over Date, the Buyer shall have the right, but not the obligation, to offer employment to any Business Employees then employed in the Business, such employment to commence as of the Hand Over Date, on such terms and conditions as Buyer may determine.  Business Employees who accept the Buyer’s offer of employment are referred to collectively as “Transferred Employees.”

(c)           For purposes of determining a Transferred Employee’s eligibility to participate and vesting in any employee benefit plan maintained by the Buyer on or after the Hand Over Date, and solely with respect to any severance plan of Buyer in which such Transferred Employee is eligible to participate, accrual of benefits under such severance plan, years of service with the Seller shall be taken into account.

(d)           Except as provided in Section 10.7(a) with respect to Designated Business Employees, Sellers shall be responsible for the payment of compensation and benefits due to Business Employees for services rendered prior to the Hand Over Date.  Sellers shall be responsible for payment of accrued bonuses owing to Business Employees for 2003.  Buyer shall be responsible for the payment of compensation and benefits due to Transferred Employees for services rendered on and after the Hand Over Date.  Seller shall retain, and Buyer shall have no liability for, any amounts due to any Business Employee who does not become a Transferred Employee (irrespective of whether such employee was offered employment by Buyer), however and whenever arising, including without limitation any liability to such employees arising under the Federal Worker Adjustment and Retaining Notification Act or any similar state laws.

(e)           Except as provided otherwise in this Section 10.7, the terms of the Transferred Employees’ employment with the Buyer shall be upon such terms and conditions as the Buyer, in its sole discretion, shall determine and nothing herein, expressed or implied, shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including, without limitation, any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

(f)            Sellers shall retain responsibility for all hospital, medical, life insurance, disability and other welfare plan expenses and benefits, and for all worker’s compensation, unemployment compensation and other government mandated benefits (collectively referred to herein as “Welfare Type Plans”) in respect of claims covered by such plans which are incurred by Transferred Employees and their dependents prior to the Hold Over Date.  The Buyer shall be responsible for all claims incurred on or after the Hold Over Date by Transferred Employees and their dependents under all Welfare Type Plans that are maintained by the Buyer for the Transferred Employees and their dependents.  For purposes of this Section 10.7(f), claims shall be deemed to have been incurred:

(i)            with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

(ii)           with respect to all disability claims, other than short-term disability or salary continuation benefits, on the date the claimant became unable to (i) perform his or her regular duties of employment, in the case of an employee claimant, or (ii) perform the normal day-to-day responsibilities that would reasonably be expected of someone of similar age and lifestyle, in the case of a dependent claimant;

(iii)          with respect to short-term disability or salary continuation claims, on each day for which income benefits are payable to the claimant;

(iv)          with respect to all medical, drug or dental claims, on the date the service was received or the supply was purchased by the claimant; provided, however, a medical claim relating to a claimant’s hospitalization shall be deemed to be incurred on the date the claimant was first hospitalized; and

(v)           with respect to worker’s compensation claims, on the date the incident occurred.

(g)           The Buyer shall have sole responsibility for “continuation coverage” benefits provided under the Buyer’s group health plans to all Transferred Employees, and

“qualified beneficiaries” of Transferred Employees, with respect to any “qualifying event” which occurs after the Hand Over Date.  Sellers shall have sole responsibility for “continuation coverage” benefits provided under Sellers’ group health plans to all Business Employees, and “qualified beneficiaries” of Business Employees, with respect to any “qualifying event” which occurs on or prior to the Hand Over Date, including any “qualifying event” which results from any such Business Employee’s loss of employment on the Hand Over Date.  The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meaning ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

(h)           To the extent that the Sellers sponsor any tax-qualified pension plans, Sellers agree to fully vest, effective not later than the Hand Over Date, the accrued benefits and accounts of any Transferred Employees who participated in such pension plans.  To the extent that Sellers sponsor one or more pension plans with a cash or deferred arrangement, Sellers shall allow the Transferred Employees who were participants in such plans to take distributions from their plan accounts on account of their termination of employment with Sellers.

(i)            The Buyer shall not assume any Employee Benefit Plan or any liabilities under any Employee Benefit Plan, nor shall it assume any employment, severance, change in control or other similar agreement or arrangement to which any Business Employee is or was a party, or any liabilities thereunder.  In addition, the Buyer shall not have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any employee, former employee or independent contractor of Sellers, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person’s employment or engagement with Sellers, or the termination of such employment or engagement on or prior to the Hand Over Date.  All liabilities and obligations described in this Section 10.7(i) shall be the sole responsibility of Sellers.

11.           Miscellaneous.

11.1.        No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.2.        Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties or their respective Affiliates, written or oral, to the extent they related in any way to the subject matter hereof.

11.3.        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that: (i) the Buyer may assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (provided that no such assignment or designation shall relieve the Buyer of its obligations hereunder and provided, further, that no such assignment or designation shall be made if the result thereof would be to render the Closing more difficult to effect) and (ii) the Buyer and its Affiliates may assign all or any portion of their rights hereunder to any of their respective lenders as security.

11.4.        Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers and no waiver of any right under this Agreement shall be valid unless the same shall be in writing and signed by the Person against whom enforcement of such waiver is sought.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.5.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.  The Parties expressly acknowledge and agree that nothing in this Section 11.5 shall in any way limit, restrict or impair the right of the Buyer or the Seller to terminate this Agreement pursuant to the provisions of Section 8 hereof whereupon the provisions of Section 9 hereof shall take effect according to their terms.

11.6.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7.        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8.        Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Other than the notice referred to in Section 8.2 (for which the procedures specified in such section shall govern), any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon electronic confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to any of the Sellers, to:

FAO, Inc.
2520 Renaissance Blvd.
King of Prussia, PA 19406

Attention:  Legal
Facsimile:  (610) 278-7804

With a copy to:

Levene, Neale, Bender, Rankin & Brill
1801 Avenue of the Stars, Ste. 1120
Los Angeles, California
Attention:  David Levene
Facsimile:  (310) 229-1244

If to the Buyer, to it care of:

D. E. Shaw Laminar Portfolios, L.L.C.
39th Floor, Tower 45
120 West 45th St.
New York, NY 10036
Attention:  Max Holmes
Facsimile:  (212) 845-1668

With a copy to:

D. E. Shaw Laminar Portfolios, L.L.C.
120 West 45th St.
New York, NY 10036
Attention:  General Counsel
Facsimile:  (212) 845-0100

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:  Steven Wilamowsky
Facsimile:  (212) 728-8111

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.9.        Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.10.      Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. Definitions are equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender include each other gender.  The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or provision of this Agreement, and reference to a particular section of this Agreement shall include all subsections thereof.  It is expressly agreed and understood that time shall be considered of the essence in connection with the performance of the respective agreements, covenants and obligations hereunder of each Party hereto.  Neither the listing nor description of any item, matter or document in any Section of the Disclosure Schedule nor the furnishing or availability for review of any document shall be construed to modify, qualify or disclose an exception to any representation or warranty of any Party made herein or in connection herewith, except to the extent that such modification, qualification or exception is described in the section of the Disclosure Schedule corresponding to such representation or warranty or such section of the Disclosure Schedule specifically cross-references another section of the Disclosure Schedule in which such modification, qualification or exception is described.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.  All covenants, agreements, representations and warranties of a Party made herein and in the certificates, exhibits and schedules hereto shall be deemed to have been relied on by the other Parties hereto, notwithstanding any investigation made by or on behalf of any of the Parties or any opportunity therefor or any constructive knowledge thereby obtained.

11.11.      Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.12.      Bankruptcy Court Jurisdiction.  THE BUYER AND THE SELLERS AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION DURING THE CASE OVER ANY DISPUTE BETWEEN THE BUYER AND THE SELLERS, AND SHALL OTHERWISE HAVE NON-EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND MATTERS, IN EACH EVENT RELATING TO ANY OF (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO AND/OR (ii) THE ACQUIRED ASSETS AND/OR ASSUMED LIABILITIES, AND THE BUYER AND EACH OF THE SELLERS EACH EXPRESSLY CONSENTS TO SUCH JURISDICTION.

11.13.      Survival.  The representations and warranties contained in Sections 3 and 4 of this Agreement shall not survive the Closing.  The covenants of the Parties contained in this Agreement shall survive the Closing, except that the covenants contained in Section 5.3 shall not survive the Closing.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

VGACS ACQUISITION, INC.

By:	/s/ Max Holmes
Name: Max Holmes
Title: Vice President

FAO, INC.

By:	/s/ Jerry R. Welch
Name: Jerry R. Welch
Title: President and Chief Executive Officer

FAO SCHWARZ, INC.

By:	/s/ Jerry R. Welch
Name: Jerry R. Welch
Title: President and Chief Executive Officer